UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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FILED BY A PARTY OTHER THAN THE REGISTRANT   ☒
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to § 240.14a-12

ROFIN-SINAR TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

SilverArrow Capital Advisors LLP
SilverArrow Capital Holding Ltd.
SAC Jupiter Holding Ltd.
Pluto Fund Limited
Thomas Limberger
Robert Schimanko
Abdullah Saleh A. Kamel
Osama H. Al Sayed
Ernesto Palomba

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 28, 2015, SilverArrow Capital Advisors LLP (“SilverArrow Advisors”) for and on its own behalf and on behalf of the other Participants (as defined below) issued a press release to clarify statements made by Rofin-Sinar Technologies Inc. (“Rofin” or the “Company”) in response to SilverArrow Advisors’ announcement that it intends to nominate three directors at the Company’s 2016 annual meeting of stockholders.

The Press Release dated October 28, 2015 reads as follows:

SILVERARROW CAPITAL ADVISORS LLP CLARIFIES STATEMENT MADE BY ROFIN SINAR TECHNOLOGIES INC., AIMING FOR GREATER TRANSPARENCY

LONDON, UNITED KINGDOM, OCTOBER 28, 2015 - SILVERARROW CAPITAL ADVISORS LLP ISSUED THE FOLLOWING OPEN LETTER TO STOCKHOLDERS OF ROFIN-SINAR TECHNOLOGIES INC. (NASDAQ: RSTI, FRANKFURT STOCK EXCHANGE, RSI) ASKING FOR TRANSPARENCY ON REPORTED NUMBERS

Dear Fellow Stockholders,

We, SilverArrow Capital Advisors LLP, one of the largest stockholders of Rofin-Sinar Technologies Inc. (“Rofin” or the “Company”) were disappointed, but not surprised to see the Company’s brief response to our detailed letter to the Company’s stockholders dated October 8, 2015.

In our letter, we highlighted the Company’s declining gross margins as evidence of inefficient operational structure. In particular, we observed that the Company’s gross margins have decreased from 38.7% to 35.1% from 2010 through 2014. In its response, the Company’s management characterized recent financial results as “very strong”, as demonstrated by “increased . . . gross margin to nearly 40%”. However, a review of the Company’s recent quarterly reports suggests that, the improvements mentioned by the Board and management team are mainly based on favorable foreign exchange translation and not the result of operational improvements.

In Rofin’s 2015 quarterly reports, the Company disclosed negative translation effect on sales of $35.6 million and negative effect on gross profit of $5.8 million in the nine-month period ended June 30, 2015.  We believe this suggests a positive impact on Cost of Goods Sold (“COGS”) of $29.8 million, which we believe is solely the result of translation effects artificially decreasing Rofin’s COGS and therefore showing a higher gross margin. When viewing Rofin’s gross profit on a constant currency basis, it is clear that the resulting gross margin (for the nine month period ending 30 June 2015) of 35.3% decreased slightly relative to 2014 and is not at the level reported by the company.

Below is a table that reconciles the information provided in the 10-Qs for the 9 Months 2015 versus 9 Months 2014, and 3rd Quarter 2015 to illustrate the actual gross margin achieved on a constant currency basis:

We feel this response further demonstrates that additional transparency and disclosure is necessary to allow stockholders to fully understand the performance of Rofin.  Amongst other improvements, it would be useful for Rofin to provide more detailed information on Cost of Goods Sold (“COGS”), the largest line item in the Company’s expenses, and related FX translation effects, in order to let stockholders clearly see how foreign currency translation effects have impacted this figure. This increased transparency will give shareholders a clear picture of the real operational improvements in the company.

We remain fully committed to ensuring we safeguard stockholder interests and would take any steps possible to help increase long term stockholder value.  As previously stated, we are open to discussing any amicable settlement with Rofin that ensures stockholders are provided with a refreshed and reinvigorated Board of Directors. If you would like to meet with us or discuss our views on the Company in greater detail, please feel free to contact D.F. King & Co., Inc., which is assisting us, toll-free at (866) 796-7186, call collect at (212) 269-5550 or email fixrofin@dfking.com.  In the meantime, we urge you to reach out to the Company and reinforce our request for new independent board members.

Best regards,

Thomas Limberger                                                      Robert Schimanko
Partner and CEO                                                           Senior Advisory Board

Additional Information and Where to Find It

SilverArrow Capital Advisors LLP (“SilverArrow Advisors”), collectively with Thomas Limberger and Robert Schimanko and the other individuals and entities referred to in Amendment No. 1 to the Schedule 13D relating to these potential participants, which was filed with the Securities and Exchange Commission on October 8, 2015, are potential participants in the solicitation of proxies from shareholders in connection with the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Rofin-Sinar Technologies, Inc. (the “Company”).  SilverArrow Advisors intends to file a proxy statement (the “2016 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Annual Meeting. Information relating to potential participants is contained in the Amendment No. 1 to the Schedule 13D.

Mr. Limberger, as the Chief Executive Officer of SilverArrow Advisors, may be deemed to beneficially own as of the date hereof an aggregate of 2,645,725 shares of the Company’s common stock, representing approximately 9.38% of the Company’s common stock.  SilverArrow Advisors may be deemed to beneficially own as of the date hereof an aggregate of 2,645,725 shares of the Company’s common stock, representing approximately 9.38% of the Company’s common stock.

Mr. Schimanko, as a director of Pluto Fund Limited, may be deemed to beneficially own as of the date hereof an aggregate of 186,120 shares of the Company’s common stock, representing less than 1% of the Company’s common stock.  Additional information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2016 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting.

Promptly after filing its definitive 2016 Proxy Statement with the SEC, SilverArrow Advisors intends to mail the definitive 2016 Proxy Statement and a proxy card pursuant to applicable SEC rules. SHAREHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain, free of charge, copies of the definitive 2016 Proxy Statement and any other documents filed by SilverArrow Advisors with respect to the Company with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov) or by writing to SilverArrow Capital Advisors LLP, 3 More London Riverside, 1st Floor, London SE1 2RE, United Kingdom.

Investor Contacts:

SilverArrow Capital Advisors LLP
Sven Ohligs (Partner): +44 (0) 20 3637 2185 or ohligs@silverarrowcapital.com

D.F. King & Co., Inc.
Richard Grubaugh (Senior Vice President): +1 (212) 493-6950 or rgrubaugh@dfking.com
Michael Madalon (Assistant Vice President): +1 (212) 269-5732 or mmadalon@dfking.com

About SilverArrow Capital Advisors LLP

SilverArrow Capital Advisors LLP is an entity of SilverArrow Capital Group. SilverArrow Capital Group is a group of investment advice and private investment firms focusing on advisory and consultancy services in industrial growth sector investments, real estate and infrastructure projects.

SilverArrow Capital Group brings value to its private investors and partners by executing a proven activist investment strategies in industrial growth companies. SilverArrow Capital Group provides investors selected exposure to real estate through a focused range of investments tailored to their requirements. For further information please visit www.silverarrowcapital.com.

SilverArrow Capital Advisors LLP, a limited liability partnership registered in England & Wales under registration number OC379903 with its registered office at 3 More London Riverside London SE1 2RE. A list of SilverArrow Capital Advisors LLP’s members is available on request.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

SilverArrow Advisors and the other Participants (as defined below) intend to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the Annual Meeting.

The Participants in the proxy solicitation are anticipated to be SilverArrow Capital Advisors LLP,  SilverArrow Capital Holding Ltd., SAC Jupiter Holding Ltd., Pluto Fund Limited, Abdullah Saleh A. Kamel, Osama H. Al Sayed, Ernesto Palomba, Thomas Limberger and Robert Schimanko (collectively, the “Participants”).